September 14, 2017

John H. Lewis
Chief Investment Officer & Managing Partner
Osmium Partners, LLC
300 Drakes Landing Road, Suite 172
Greenbrae, CA 94904

Re:	Diversicare Healthcare Services, Inc. (“Diversicare”)

Dear Mr. Lewis:

Thank you for your published letter dated September 8, 2017 regarding your observations on the value of Diversicare and your suggestions for actions for consideration by the Board. We appreciate the point of view offered and analysis included in your letter. The Board will discuss the issues raised in your letter and, based on all information available to the Board, continue to take actions that the Board believes, based on an exercise of its business judgment, are in the best interests of the Company and the shareholders as a whole.

We appreciate your interest in Diversicare, and we hope that you will continue to be a long-term investor. In addition, we welcome input from shareholders and appreciate an open dialog with our shareholders. We encourage your letters or phone calls directly to Diversicare management if you would like to further discuss these or other issues.

Sincerely,

/s/ Chad McCurdy

Chad McCurdy
Chairman of the Board
Diversicare Healthcare Services, Inc.

cc:     Diversicare Board of Directors

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